Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 15, 2006 on the financial statements of the Dreman Contrarian Funds, comprising Dreman Contrarian Small Cap Fund, as of October 31, 2006 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Dreman Contrarian Funds’ Registration Statement on Form N-1A (SEC File No. 811-21237 and 333-100654).

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

June 29, 2007